                                                                    Exhibit 99.0

                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS

A publication of The Provo Group, Inc.               THIRD QUARTER 2002



                        $12.67 Per Unit Return Of Capital
                          To Be Paid February 15, 2003

         We sold the Hardee's (Hartford, Wisconsin) property on October 1, 2002. This was one day too late to include in the November 15, 2002 distribution based on operating cash flow through September 30, 2002. Therefore, this "return of capital" distribution will be included with the fourth quarter 2002 operating distribution payable February 15, 2003.

                             Distribution Highlights

..    $365,000 total amount distributed for the Third Quarter 2002 which is
     $150,000 lower than originally projected. (See Reconciliation of "Budgeted" distribution to "Actual", Page 2).

..    $7.89 per unit (approx.) for the Third Quarter 2002.

..    The Third Quarter distribution represents an approximate 6.4% annualized return from operations based on $22,680,000 (estimated net asset value as of 12/31/01).

..    $1,125 to $927 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities).

See Inside

Letter to the Investors from Bruce Provo .................................   2
Reconciliation of "Budgeted" Distribution to "Actual" ....................   2
Property Highlights
  New Leases & Sales .....................................................   3
  Litigation Issues ......................................................   3
  Leasing & Other Miscellaneous Issues ...................................   4
Questions & Answers ......................................................   4

Page 2                              DiVall 2                              2 Q 02

                                                                October 24, 2001

Dear Limited Partner:

Although there continues to be uncertainty in today's economy, we are noticing a strengthening of sales particularly in our portfolio's primary franchise component, Wendy's.

As discussed later in this Newsletter, we are working through a few difficult tenant or property situations. Pursuant to recent discussions with your Advisory Board, we will aggressively market properties with occupancy issues most significantly impacted by either demographics or location. We would like to take advantage of this low interest rate environment to eliminate the two or three less stable properties from our portfolio and return the capital to the limited partners as quickly as possible. If successful, we will have a remaining portfolio more marketable because of its efficiency and lower risk. This equates to higher value.

Sincerely,

/s/ Bruce A. Provo
Bruce A. Provo

Reconciliation Of "Budgeted" Distribution To "Actual"

Budgeted Distribution.............................................................    $515,000
Less Reconciling items:
   Leasing Commission (N. 7/th/ Street Property)..................................     (48,000)
   *Mulberry Street Grill Litigation Issues.......................................     (47,000)
   Increased Legal Expenditures...................................................     (15,000)
   Vacant Property Expenses (Utilities, Roof Repairs, Maintenance)................     (38,000)
   Other Miscellaneous Items......................................................      (2,000)
                                                                                      --------
Actual 3/rd/ Quarter Distribution.................................................    $365,000
                                                                                      ========

*Note: The plaintiff's claim in this case has been fully funded with the court and should have no further adverse cash impact on the Partnership.

Page 3                              DiVall 2                              3 Q 02

                               Property Highlights

New Leases & Sales

..        Former Hardee's (S. Milwaukee, WI). We have an executed contract with
         QSRE, L.L.C. (operator of Pizza Hut, Taco Bell and KFC) for a purchase price of $445,000. This property has been vacant since last November. We hope to close on this sale on January 2003 and distribute the net proceeds in the May 15, 2003 distribution.

..        Former Denny's (N. 7/th/ Street, Phoenix, AZ). We have a new tenant.
         The property will be operated as a Chinese Buffet. The tenant has paid an $18,000 security deposit. It is a ten year lease and rents will commence January 2003. Rents during the first five years will be $66,000 and the final five years $72,000 with percentage rents of 7% over sales of $942,857.

Litigation Issues

..        Mulberry Street Grill (Phoenix, AZ). To refresh your memory, our tenant, Mulberry Street Grill, vacated the property and filed bankruptcy. We returned the property to the Ground Lessor, who re-leased the property but sued us for related leasing costs and ground rent. We filed our appeal with the courts on September 11, 2002. The Partnership is required to escrow $140,000 at the clerk of court during this appeal process. Management and counsel for the Partnership continue to believe the merits of our case are strong.

..        Village Inn (Grand Forks, ND). This tenant vacated the property and ceased paying rent, although the Lease does not expire until November 2009. This case has not yet been set for trial. The facts in this case cannot be disputed. The defendant clearly defaulted on the terms of the Lease when they vacated the premises and ceased paying rent prior to the expiration date of the Lease.

..        Denny's/Fiesta Time (Twin Falls, ID). Phoenix Foods, Inc. filed bankruptcy and rejected this Lease. The Bankruptcy court approved that rejection on 11/6/02. (Thus, the Lease and any subsequent subleases were effectively terminated). Phoenix Food's subtenant, Fiesta Time has not only refused to vacate the premises, they have never paid us rent. Unfortunately, we have been unable to evict this tenant (they appealed the court's decision). However, they are required to hold monthly rent in escrow with the clerk of court until this matter is resolved.

..        Popeye's (Park Forest, Illinois) was delinquent at September 30, 2002 in the amount of $82, 887. We have defaulted the tenant and the case was scheduled for October 10, 2002. However, the tenant's attorney contacted us in an effort to settle this matter outside of the courts. We offered this tenant the ability to pay the past due percentage rent ($72,075 plus late fees) in installments. (This is something we offered before attorneys were involved, however the tenant continued to insist that we "forgive" the charge).

Page 4                              DiVall 2                              3 Q 02


Leasing & Other Miscellaneous Issues

..        Hostetler's (Des Moines, Iowa). This lease expires December 31, 2002.
         We have already hired a local broker who feels the property is in a favorable location and that it has great potential for other uses besides a restaurant. We are listing it for sale.

..        KFC (Santa Fe, NM) was delinquent at September 30, 2002 in the amount of $15,430. The amount was for percentage rents and has since been paid in full.

Leasing & Other Miscellaneous Issues Continued

..        Miami Subs (Palm Beach, FL) was delinquent at September 30, 2002 in the amount of $10,582. We have been in contact with the corporate office. They have found a new operator for the store and we have negotiated a new lease with more favorable terms to us. Additionally, the new owner will sign a personal guarantee. Finally, prior to the execution of the new Lease, the past due balance will be paid in full.

                               Questions & Answers

..        When can I expect my next distribution mailing?
         Your distribution correspondence for the Fourth Quarter of 2002 is scheduled to be mailed on February 15, 2003.

..        When can I expect to receive my Schedule K-1?
         The K-1's will be mailed on or before February 28, 2003.

..        When will the December 31, 2002 net asset value be calculated?
         The revised net asset valuation will be ready sometime in mid-February 2003. The net asset valuation letters will be mailed on February 28, 2003.

..        When will we "vote" again to either liquidate or continue the
         Partnership?
         The last proxy statement was sent in May 2001. In that mailing we advised investors that we would send out a proxy every other year (in
         May). Therefore, as promised a revised proxy will be sent out sometime in May 2003.

..        If I have questions or comments, how can I reach your office?
         MAIL:             Investor Relations, 101 W. 11/th/ Street, Suite 1110
                           Kansas City, MO 64105
         PHONE:            800-547-7686 OR (816) 421-7444 EXTENSION 224
         FAX:              (816) 221.2130
         E-MAIL:           mevans@theprovogroup.com

--------------------------------------------------------------------------------
                     DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2002
--------------------------------------------------------------------------------

                                                                                PROJECTED             ACTUAL             VARIANCE
                                                                               ----------------------------------------------------
                                                                                   3RD                 3RD
                                                                                 QUARTER             QUARTER              BETTER
  OPERATING REVENUES                                                            09/30/2002          09/30/2002           (WORSE)
                                                                               -----------         -----------         -----------
   Rental income                                                               $   708,922         $   744,654         $    35,732
   Interest income                                                                   9,000               4,404              (4,596)
   Other income                                                                          0               2,199               2,199
                                                                               -----------         -----------         -----------
  TOTAL OPERATING REVENUES                                                     $   717,922         $   751,256         $    33,334
                                                                               -----------         -----------         -----------
  OPERATING EXPENSES
   Insurance                                                                   $     6,612         $     6,611         $         2
   Management fees                                                                  49,533              49,839                (306)
   Overhead allowance                                                                3,996               4,028                 (32)
   Advisory Board                                                                    2,189               1,688                 502
   Administrative                                                                   16,067              14,090               1,977
   Professional services                                                            11,751              15,399              (3,648)
   Auditing                                                                         14,350              13,250               1,100
   Legal                                                                             6,000              21,113             (15,113)
   Defaulted tenants                                                                 2,100              39,585             (37,485)
                                                                               -----------         -----------         -----------
  TOTAL OPERATING EXPENSES                                                     $   112,598         $   165,601            ($53,003)
                                                                               -----------         -----------         -----------
  INVESTIGATION AND RESTORATION EXPENSES                                       $         0         $        81                ($81)
                                                                               -----------         -----------         -----------
  NON-OPERATING EXPENSES
   Uncollectible Receivable                                                    $         0         $    31,306            ($31,306)
   Depreciation                                                                     86,100              80,591               5,509
   Amortization                                                                      3,563               3,304                 259
   Judgement Expense                                                                     0                   0                   0
                                                                               -----------         -----------         -----------
TOTAL NON-OPERATING EXPENSES                                                   $    89,663         $   115,201            ($25,538)
                                                                               -----------         -----------         -----------
TOTAL EXPENSES                                                                 $   202,261         $   280,883            ($78,622)
                                                                               -----------         -----------         -----------
NET INCOME                                                                     $   515,661         $   470,373            ($45,288)

OPERATING CASH RECONCILIATION:                                                                                           VARIANCE
                                                                                                                        -----------
   Depreciation and amortization                                                    89,663              83,895              (5,768)
   Recovery of amounts previously written off                                            0              (2,031)             (2,031)
   (Increase) Decrease in current assets                                          (210,499)           (280,133)            (69,634)
   Increase (Decrease) in current liabilities                                       13,602             (60,292)            (73,894)
   (Increase) Decrease in cash reserved for payables                               (15,665)             58,410              74,075
   Current cash flows advanced from (reserved for) future distributions            126,400             126,400                   0
                                                                               -----------         -----------         -----------
  Net Cash Provided From Operating Activities                                  $   519,163         $   396,620           ($122,540)
                                                                               -----------         -----------         -----------

CASH FLOWS (USED IN) FROM INVESTING
   AND FINANCING ACTIVITIES
   Indemnification Trust (Interest earnings reinvested)                             (4,500)             (1,758)              2,742
   Leasing Commissions paid                                                              0             (48,300)            (48,300)
   Security Deposits received                                                            0              18,000              18,000
   Recovery of amounts previously written off                                            0               2,031               2,031
                                                                               -----------         -----------         -----------
  Net Cash (Used In) From Investing And Financing
   Activities                                                                      ($4,500)           ($30,027)           ($25,527)
                                                                               -----------         -----------         -----------

  Total Cash Flow For Quarter                                                  $   514,663         $   366,594           ($148,066)

  Cash Balance Beginning of Period                                               1,083,231             903,596            (179,635)
  Less 2nd quarter distributions paid 8/02                                        (515,000)           (360,000)            155,000
  Change in cash reserved for payables or future distributions                    (110,735)           (184,810)            (74,075)
                                                                               -----------         -----------         -----------
  Cash Balance End of Period                                                   $   972,159         $   725,380           ($246,776)

  Cash reserved for 3rd quarter L.P. distributions                                (515,000)           (365,000)            150,000
  Cash reserved for payment of accrued expenses                                   (202,726)           (115,046)             87,680
  Cash advanced from (reserved for) future distributions                          (191,450)           (191,450)                  0
                                                                               -----------         -----------         -----------
  Unrestricted Cash Balance End of Period                                      $    62,984         $    53,884             ($9,096)
                                                                               ===========         ===========         ===========

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                PROJECTED             ACTUAL             VARIANCE
                                                                               ----------------------------------------------------
* Quarterly Distribution                                                       $   515,000         $   365,000           ($150,000)
  Mailing Date                                                                  11/15/2002          (enclosed)                   -

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES     DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                        (Note 1)

--------------------------------------------------------
CONCEPT                                     LOCATION
--------------------------------------------------------
APPLEBEE'S                       COLUMBUS, OH

BLOCKBUSTER                      OGDEN, UT

DENNY'S                          PHOENIX, AZ

FORMER DENNY'S (7)               PHOENIX, AZ

CHINESE RESTAURANT (10)          PHOENIX, AZ

VACANT                           TWIN FALLS, ID

VACANT (11)                      S MILWAUKEE, WI

HARDEE'S (3) (9)                 HARTFORD, WI
HARDEE'S (3) (6)                 FOND DU LAC, WI

HOOTER'S                         R. HILLS, TX

HOSTETTLER'S                     DES MOINES, IA

KFC                              SANTA FE, NM

MIAMI SUBS (8)                   PALM BEACH, FL

--------------------------------------------------------

-----------------------------------------------------
                     REAL ESTATE
-----------------------------------------------------
                       ANNUAL
                        BASE                %
       COST             RENT              YIELD
-----------------------------------------------------
       1,059,465           135,780            12.82%

         646,425            99,000            15.32%

         972,726            65,000             6.68%

         865,900            37,500             4.33%

         865,900                 0             0.00%

         699,032                 0             0.00%

         808,032                 0             0.00%

         686,563            48,000             6.99%
         849,767            88,000            10.36%

       1,246,719            95,000             7.62%

         845,000            60,000             7.10%

         451,230            60,000            13.30%

         743,625            56,000             7.53%

-----------------------------------------------------

--------------------------------------------------------------------------------
                                EQUIPMENT
--------------------------------------------------------------------------------
           LEASE                                    ANNUAL
         EXPIRATION                                 LEASE               %
            DATE                    COST           RECEIPTS           RETURN
--------------------------------------------------------------------------------
                                        84,500                 0           0.00%



                                       183,239                 0           0.00%

                                       221,237                 0           0.00%

                                       221,237                             0.00%

                                       190,000                 0           0.00%





                        (2)            290,469                 0           0.00%



                                        52,813                 0           0.00%
--------------------------------------------------------------------------------

--------------------------------------------
                   TOTALS
--------------------------------------------
                      ANNUAL
      COST           RECEIPTS         RETURN
--------------------------------------------
       1,143,965           135,780    11.87%

         646,425            99,000    15.32%

       1,155,965            65,000     5.62%

       1,087,137            37,500     3.45%

       1,087,137                 0     0.00%

         889,032                 0     0.00%

         808,032                 0     0.00%

         686,563            48,000     6.99%
       1,140,236            88,000     7.72%

       1,246,719            95,000     7.62%

         897,813            60,000     6.68%

         451,230            60,000    13.30%

         743,625            56,000     7.53%

--------------------------------------------

Note 1: This property summary includes only property and equipment held by the Partnership during 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement is executed.
     6: Management received notice that Hardee's Food Systems closed this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee chose not to continue to lease the property. Rent charges ceased as of May 31, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002.
     9: The property was sold in early October 2002 at a sale price of $618,000.
     10: A new lease has been accepted at the vacant N. 7th property. The new tenant obtained possession of the property in August 2002 and monthly rent of $5,500 begins in January 2003.

PROJECTIONS FOR
DISCUSSION PURPOSES    DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                                          (Note 1)

--------------------------------------------------------------------------------
CONCEPT                                            LOCATION
--------------------------------------------------------------------------------
OMEGA RESTAURANT (4)                               MILWAUKEE, WI
   "                 "                                 "         "
   "                 "                                 "         "

POPEYE'S                                           PARK FOREST, IL

SUNRISE PS                                         PHOENIX, AZ

VILLAGE INN (5)                                    GRAND FORKS, ND

WENDY'S                                            AIKEN, SC
WENDY'S                                            CHARLESTION, SC
WENDY'S                                            N. AUGUSTA, SC
WENDY'S                                            AUGUSTA, GA
WENDY'S                                            CHARLESTON, SC
WENDY'S                                            AIKEN, SC
WENDY'S                                            AUGUSTA, GA
WENDY'S                                            CHARLESTON, SC
WENDY'S                                            MT. PLEASANT, SC
WENDY'S                                            MARTINEZ, GA

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PORTFOLIO TOTALS
--------------------------------------------------------------------------------

-----------------------------------------------------
                    REAL ESTATE
-----------------------------------------------------
                           ANNUAL
                            BASE                %
          COST              RENT              YIELD
-----------------------------------------------------
       1,010,045            84,840             8.40%



         580,938            77,280            13.30%

       1,084,503           123,318            11.37%

         739,375            96,600            13.07%

         633,750            90,480            14.28%
         580,938            77,280            13.30%
         660,156            87,780            13.30%
         728,813            96,780            13.28%
         596,781            76,920            12.89%
         776,344            96,780            12.47%
         649,594            86,160            13.26%
         528,125            70,200            13.29%
         580,938            77,280            13.30%
         633,750            84,120            13.27%

-----------------------------------------------------

-----------------------------------------------------
      19,658,534         1,970,098            10.02%
-----------------------------------------------------

--------------------------------------------------------------------------------
                               EQUIPMENT
--------------------------------------------------------------------------------
           LEASE                                    ANNUAL
         EXPIRATION                                 LEASE               %
            DATE                    COST           RECEIPTS           RETURN
--------------------------------------------------------------------------------
                                    260,000               0            0.00%
                                    151,938               0            0.00%
                                    780,000               0            0.00%



                                     79,219               0            0.00%
                                     19,013               0            0.00%













--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  2,312,428               0            0.00%
--------------------------------------------------------------------------------

----------------------------------------------------
                      TOTALS
----------------------------------------------------
                       TOTAL
      COST           RECEIPTS           RETURN
----------------------------------------------------
       1,421,983            84,840            5.97%

         780,000                 0            0.00%

         580,938            77,280           13.30%

       1,182,735           123,318           10.43%

         739,375            96,600           13.07%

         633,750            90,480           14.28%
         580,938            77,280           13.30%
         660,156            87,780           13.30%
         728,813            96,780           13.28%
         596,781            76,920           12.89%
         776,344            96,780           12.47%
         649,594            86,160           13.26%
         528,125            70,200           13.29%
         580,938            77,280           13.30%
         633,750            84,120           13.27%

----------------------------------------------------

----------------------------------------------------
      21,970,962         1,970,098            8.97%
----------------------------------------------------

Note 1: This property summary includes only property and equipment held by the Partnership during 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement is executed.
     6: Management received notice that Hardee's Food Systems closed this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee chose not to continue to lease the property. Rent charges ceased as of May 31, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002.
     9: The property was sold in early October 2002 at a sale price of $618,000. 10: A new lease has been accepted at the vacant N. 7th property. The new tenant obtained possession of the property in August 2002 and monthly rent of $5,500 begins in January 2003.

                                                                     Page 2 of 2